EXHIBIT 23.2

                          Independent Auditors' Consent

The Board of Directors and Stockholders
International Sports Wagering Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of International Sports Wagering Inc., relating to the International Sports Wagering Inc. 1995 and 1996 Stock Option Plans of our report dated October 28, 1996, relating to the balance sheet of International Sports Wagering Inc. (a development stage company) as of September 30, 1996, and the related statements of operations, stockholders' equity and cash flows for the year ended September 30, 1996, for the period from May 22, 1995 (date of inception) to September 30, 1995 and for the period from May 22, 1995 (date of inception) to September 30, 1996, which report appears in the September 30, 1996, annual report on Form SB-2/A of International Sports Wagering Inc.



                                                    KPMG Peat Marwick LLP


New York, New York
December 10, 1997


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